Exhibit 3.21

LEAKOUT AGREEMENT

This Leakout Agreement (this “Agreement”) is entered into this 7th day of May 2020, between uBid Holdings, Inc. (the “Company”) and EROP Capital LLC (the “Stockholder”).

WHEREAS, the Stockholder is converting one or more convertible notes of the Company into shares of the Company’s common stock;

WHEREAS, the shares of the Company are thinly traded; and

WHEREAS, and the Company and the Stockholder desire not to unduly pressure the Company’s stock price.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Trading Limitation. The Stockholder agrees not to exceed 20% of the monthly trading volume in the Company’s stock.

2. Monthly Reporting. The Stockholder shall provide to the Company no later than two (2) business days after the end of each month a report of the number of shares of the Company’s common stock that the Stockholder has traded compared to the monthly volume of trading that month until the earlier of such time as (i) the Stockholder owns less than .5% of the issued and outstanding shares of the Company’s common stock or (ii) the shares of the Company’s common stock are listed on an exchange.

3. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery or electronic mail, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by electronic mail, with confirmation of receipt, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company, to:

uBid Holdings, Inc.

Lakeside Corporate Court, 5880 Live Oak Parkway

Suite 100

Norcross, Georgia 30093

Attn: Ketan Thakker, Chief Executive Officer

Email: ketan.thakker@ubid.com

Exhibit 3.21

With a copy to:

Culhane Meadows PLLC

1101 Pennsylvania Avenue, N.W.

Suite 300

Washington, D.C. 20004

Attn: Ernest M. Stern, Esq.

Email: estern@culhanemeadows.com

If to the Holder:

EROP Capital LLC

912 Holcomb Bridge Road

Suite 101

Roswell, Georgia 30076

Attn: Vince Sbarra, President

Email: manager@eroppfund.com

4. Amendment and Waiver. The terms of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Stockholder.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state and federal courts in Fulton County, Georgia. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

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Exhibit 3.21

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth above.

UBID HOLDINGS, INC.

By:	/s/ Ketan Thakker
Name:	Ketan Thakker
Title:	Chief Executive Officer

EROP CAPITAL LLC

By:	/s/ Vince Sbarra
Name:	Vince Sbarra
Title:	President